Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2021 relating to the financial statements of argenx SE and the effectiveness of argenx SE's internal control over financial reporting, appearing in the Annual Report on Form 20-F of argenx SE for the year ended December 31, 2020.

/s/ Deloitte Accountants B.V.

Rotterdam, Netherlands

July 29, 2021